The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated August 9, 2011
PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 921 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated August , 2011
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Contingent Income Auto-Callable Securities due August   , 2012
Based on the Performance of Brent Blend Crude Oil

Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due August    , 2012 Based on the Performance of Brent Blend Crude Oil, which we refer to as the securities, do not guarantee the payment of regular interest or the return of any principal at maturity. Instead, investors will receive a contingent quarterly payment of $25.00 to $32.50 (2.50% to 3.25% of the stated principal amount) only with respect to each quarterly determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level of 80% of the initial commodity price.  However, if on any determination date, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly payment on the related contingent payment date.  In addition, if the determination commodity price is greater than or equal to the initial commodity price on any of the first three determination dates, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  If the securities are not redeemed prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the commodity price on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•
If on any determination date, the determination commodity price or the final commodity price, as applicable, is greater than or equal to 80% of the initial commodity price, which we refer to as the downside threshold level, we will pay a contingent quarterly payment of $25.00 to $32.50 (2.50% to 3.25% of the stated principal amount) per security on the related contingent payment date.

•
If on any determination date, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

º
The determination dates will be November    , 2011, February    , 2012, May    , 2012 and August    , 2012 (the final determination date), subject to adjustment for non-trading days and certain market disruption events.

º
The contingent payment date with respect to each determination date other than the final determination date is the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

•
If the determination commodity price is greater than or equal to the initial commodity price on any of the first three determination dates, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

•	At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:
º
if the final commodity price is greater than or equal to the downside threshold level, (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date, or

º	if the final commodity price is less than the downside threshold level, (i) the stated principal amount times (ii) the commodity performance factor.
º
There is no minimum payment on the securities, and you could lose your entire investment.  You will not participate in any appreciation in the price of Brent blend crude oil, which we refer to as the underlying commodity, and the return on the securities will be limited to the contingent quarterly payments, if any.

•	The commodity performance factor is the final commodity price divided by the initial commodity price.
•	The determination commodity price is the commodity price on any determination date other than the final determination date.
•
The initial commodity price is the commodity price on the day we price the securities for initial sale to the public, which we refer to as the pricing date, subject to adjustment for non-trading days and certain market disruption events.

•	The final commodity price is the commodity price on the final determination date.
•
The commodity price, on any day, is the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe (“ICE”) of the first nearby month futures contract, stated in U.S. dollars, as made public by ICE on such day.

•	Investing in the securities is not equivalent to investing directly in the futures contracts on Brent blend crude oil.
•
The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events.  No adjustment will be made to any contingent quarterly payment made on that postponed date.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482VS0. The ISIN for the securities is US617482VS01.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER SECURITY

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $15.00 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent Income Auto-Callable Securities due August    , 2012 Based on the Performance of Brent Blend Crude Oil, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of Brent blend crude oil, which we refer to as the underlying commodity.  Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo regular interest payments and potential returns above the contingent quarterly payments, if any, in exchange for the opportunity to receive the contingent quarterly payment if the commodity price on any of the quarterly determination dates is at or above the downside threshold level.  The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Contingent Income Auto-Callable Securities due August    , 2012 Based on the Performance of Brent Blend Crude Oil.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.   See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

You will receive a contingent quarterly payment based on the performance of Brent blend crude oil
You will receive a contingent quarterly payment of $25.00 to $32.50 (2.50% to 3.25% of the stated principal amount) per security on each contingent payment date but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold of 80% of the initial commodity price on the related determination date.  If, however, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level on any determination date, you will not receive a contingent quarterly payment on the related contingent payment date.  It is possible that the determination commodity price could remain below the downside threshold level on each of the determination dates so that you will receive no contingent quarterly payments.  You will not participate in any appreciation in the underlying commodity and the return on the securities will be limited to the contingent quarterly payments, if any.

We refer to the quarterly payment on the securities as contingent because there is no guarantee that you will receive a payment on any contingent payment date.  Even if the determination commodity price were to be at or above the downside threshold level on some determination dates, it may fluctuate below the downside threshold level on others.

The initial commodity price is              , which is the commodity price of the underlying commodity on the day we price the securities for initial sale to the public, which we refer to as the pricing date, subject to adjustment for non-trading days and certain market disruption events.

The downside threshold level is            , which is 80% of the initial commodity price.

The determination dates are November     , 2011, February     , 2012, May      , 2012 and August      , 2012, subject to postponement for non-trading days and certain market disruption events.  We also refer to August     , 2012 as the final determination date. The contingent payment dates are the third business day after each determination date other than the final determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events.  No adjustment will be made to any contingent quarterly payment made on that postponed date.

The securities do not guarantee repayment of any principal at maturity
Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal at maturity.  As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final commodity price has declined below 80% of the initial commodity price, you will be exposed to that decline on a 1 to 1 basis and your payment at maturity will represent a loss of greater than 20% on your initial investment and could be zero.   As there is no minimum payment on the securities, you could lose your entire investment.

The securities will be automatically redeemed if the determination commodity price on any of the first three determination dates is greater than or equal to the initial commodity price
If the determination commodity price on any of the first three determination dates is greater than or equal to the initial commodity price, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will be an amount of cash equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

Each determination date is subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Determination Dates.”
If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final commodity price
At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final commodity price and will be equal to:

•  if the final commodity price is greater than or equal to the downside threshold level, (i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date, or

•  if the final commodity price is less than the downside threshold level, (i) the stated principal amount plus (ii) the commodity performance factor.

where,

commodity performance factor	=	final commodity price
initial commodity price

final commodity price	=	the commodity price on the final determination date
initial commodity price	=	the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events
commodity price	=
on any day, the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe (“ICE”) of the first nearby month futures contract, stated in U.S. dollars, as made public by ICE on such day

If the final commodity price declines below the downside threshold level of 80% of the initial commodity price, you will be exposed to that decline on a 1 to 1 basis and your payment at maturity will represent a loss of greater than 20% on your initial investment and could be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities upon Early Redemption or at Maturity,” which explain in more detail the possible payouts on the securities on each determination date and at maturity assuming a variety of hypothetical commodity prices for each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical prices of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-19.  You cannot predict the future price of the underlying commodity based on its historical prices.

Investing in the securities is not equivalent to investing directly in the futures contracts on Brent blend crude oil.
You will not participate in any appreciation in the price of the underlying commodity and the return on the securities will be limited to the contingent quarterly payments, if any.
You will not participate in any appreciation in the price of the underlying commodity from the initial commodity price and the return on the securities will be limited to the contingent quarterly payment, that is paid with respect to each determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level.  In addition, the automatic early redemption feature may limit the term of your investment to as short as three months.  If the securities are redeemed prior to maturity, you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final determination date is postponed so that the final determination date falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final determination date as postponed.  See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSCG will determine the initial commodity price, the determination commodity price, the final commodity price, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred and the payment that you will receive upon early redemption or at maturity, if any.
Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES UPON EARLY REDEMPTION OR AT MATURITY

The following examples illustrate the payout on the securities for a range of commodity prices for each of the determination dates and are being provided for illustrative purposes only.

These examples are based on the following terms:

•	hypothetical initial commodity price: $110
•	hypothetical downside threshold level: $88
•	hypothetical contingent quarterly payment: $28.75 (2.875% of the stated principal amount), the midpoint of the range as set forth on the front cover
•	stated principal amount: $1,000 per security

•
In Examples 1 and 2, the commodity price of the underlying commodity fluctuates over the term of the securities and the determination commodity price is greater than or equal to the hypothetical initial commodity price of $110 on one of the first three determination dates.  Because the determination commodity price is greater than or equal to the initial commodity price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination commodity price on the first three determination dates is less than the initial commodity price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$80	$0	N/A	$90	$28.75	N/A
#2	$120	—*	$1,028.75	$80	$0	N/A
#3	N/A	N/A	N/A	$132	—*	$1,028.75
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination commodity price is greater than or equal to the initial commodity price and the securities are redeemed as a result.

•
In Example 1, the securities are automatically redeemed following the second determination date as the determination commodity price on the second determination date is greater than the initial commodity price.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $28.75 = $1,028.75

In this example, the early redemption feature limits the term of your investment to 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

•
In Example 2, the securities are automatically redeemed following the third determination date as the determination commodity price on the third determination date is greater than the initial commodity price.  As the determination commodity prices on the first and third determination dates are greater than the downside threshold level, you receive the contingent payment of $28.75 with respect to each such determination date.  Following the third determination date, you receive an early redemption payment of $1,028.75, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying commodity has appreciated by 20% from its initial commodity price on the third determination date, you only receive $1,028.75 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$85	$0	N/A	$85	$0	N/A
#2	$80	$0	N/A	$90	$28.75	N/A
#3	$60	$0	N/A	$60	$0	N/A
Final Determination Date	$66	$0	N/A	$104.50	—*	N/A
Payment at Maturity	$600			$1,028.75
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final commodity price.

•
In Example 3, the price of the underlying commodity remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the price of the underlying commodity.  Your payment at maturity is calculated as follows:

$1,000 × ($66/$110) = $600

In this example, you receive a payment at maturity per security which is significantly less than the stated principal amount.

•
In Example 4, the price of the underlying commodity decreases to a final commodity price of $104.50.  Although the final commodity price is less than the initial commodity price, because the final commodity price is still greater than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$1,000 + $28.75 = $1,028.75

In this example, although the final commodity price represents a 5% decline from the initial commodity price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,028.75 per security at maturity.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  Investing in the securities is not equivalent to investing directly in the futures contracts on Brent blend crude oil.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee the return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee the payment of regular interest or the return of any principal at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final commodity price is less than the downside threshold level, you will be exposed to the decline in the price of the underlying commodity, as compared to the initial commodity price, on a 1 to 1 basis and such payment will represent a loss of greater than 20% on your initial investment and could be zero. As there is no minimum payment on the securities, you could lose your entire investment.

The contingent quarterly payment is based solely on the determination commodity price or the final commodity price, as applicable
Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination commodity price or the final commodity price, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the determination commodity price on a specific determination date or the final commodity price, as applicable, if such determination commodity price or final commodity price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the price of the underlying commodity was greater than or equal to the downside threshold level on other days during the term of the securities.

You will not receive any contingent quarterly payment for any quarterly period where the determination commodity price is less than the downside threshold level
A contingent quarterly payment will be made with respect to a quarterly period only if the determination commodity price is greater than or equal to the downside threshold level.  If the determination commodity price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

Investors will not participate in any appreciation in the price of the underlying commodity
Investors will not participate in any appreciation in the price of the underlying commodity from the initial commodity price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level.  It is possible that the price of the underlying commodity could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

Early redemption risk
The term of your investment in the securities may be limited to as short as three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.
Market price influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the price of the underlying commodity on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the underlying commodity, the securities will trade differently from the underlying commodity.  Factors that may influence the value of the securities include:

•  the price of the futures contracts on Brent blend crude oil, including in relation to the downside threshold level, and the volatility (frequency and magnitude of changes in price) of such prices;

•  trends of supply and demand for the underlying commodity;

•  interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the underlying commodity;

•  the time remaining until the next determination date and the maturity of the securities; and

•  any actual or anticipated changes in our credit ratings or credit spreads.

You cannot predict the future prices of the underlying commodity based on its historical prices.  If the securities are not redeemed prior to maturity and the final commodity price declines below the downside threshold level, you will be exposed on a 1 to 1 basis to such decline in the final commodity price and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be redeemed prior to maturity or that the final commodity price will be at or above the downside threshold level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon automatic redemption or at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity on the securities is linked exclusively to the price of the underlying commodity and not to a diverse basket of commodities or a broad-based commodity index. The price of the underlying commodity may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of the underlying commodity may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information” on page PS-19.

The return on the securities is linked to a single commodity, and the price of Brent blend crude oil may change unpredictably and affect the value of the securities in unforeseen ways
Investments, such as the securities, linked to the price of a single commodity such as Brent blend crude oil are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors.

The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

You can review a table of the published high and low commodity prices, as well as end-of-quarter commodity prices, of the underlying commodity for each calendar quarter in the period from January 1, 2006 through August 8, 2011 and a graph that plots the daily commodity prices of the underlying commodity for the same period in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying commodity based on its historical performance.  In addition, there can be no assurance that the commodity price will be greater than or equal to the downside threshold level on any determination date or that the final commodity price will be greater than or equal to the downside threshold level so that you will receive the contingent quarterly payment with respect to the related determination date or, if the securities are not redeemed prior to maturity, so that you will avoid being exposed to the negative performance of the underlying commodity at maturity.  If the final commodity price has declined below 80% of the initial commodity price, you will receive at maturity an amount that is less, and possibly significantly less, than the amount of your original investment in the securities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the price of the underlying commodity and, therefore, the value of the securities.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in futures contracts on Brent blend crude oil as well as in other instruments related to Brent blend crude oil.  Some of our subsidiaries also trade in the futures contracts on the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, the downside threshold level which is the price at or above which the underlying commodity must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying commodity on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payout to you at maturity.
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial commodity price, the final commodity price, the determination commodity price, the contingent quarterly payment, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price in the event of a market disruption event, may adversely affect the payout to you on the securities.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Investing in the securities is not equivalent to investing directly in the futures contracts on Brent blend crude oil
Investing in the securities is not equivalent to investing directly in the futures contracts on Brent blend crude oil.  By purchasing the securities, you do not purchase any entitlement to such contracts or Brent blend crude oil.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to such contracts.

The U.S. federal income tax consequences of an investment in the securities are uncertain
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.  If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Contingent Income Auto-Callable Securities due August    , 2012 Based on the Performance of Brent Blend Crude Oil.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August , 2011

Original Issue Date (Settlement Date)	August , 2011 (3 Business Days after the Pricing Date).

Maturity Date	August , 2012, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such final Determination Date as postponed.  See “––Determination Dates” below.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	617482VS0

ISIN	US617482VS01

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Brent blend crude oil

Contingent Quarterly Payment
If on any Determination Date, the Determination Commodity Price or the Final Commodity Price, as applicable, is greater than or equal to the Downside Threshold Level, we will pay a Contingent Quarterly Payment of $25.00 to $32.50 (2.50% to 3.25% of the Stated Principal Amount) per Security on the related Contingent Payment Date.

Determination Commodity Price	The Commodity Price on any Determination Date other than the final Determination Date.

Early Redemption
If, on any of the first three Determination Dates, the Determination Commodity Price is greater than or equal to the Initial Commodity Price, we will redeem the Securities, in whole and not in part, for the Early Redemption Payment on the third Business Day following such Determination Date (as may be postponed under “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed under “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the  applicable Early Redemption Payment amount to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Contingent Payment Date.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will be an amount equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Payment with respect to the related Determination Date.
Contingent Payment Dates
With respect to each Determination Date other than the final Determination Date, the third Business Day after the related Determination Date.  The payment of the Contingent Quarterly Payment, if any, with respect to the final Determination Date, will be made on the Maturity Date.

Record Date	For each Contingent Payment Date, the date one Business Day prior to such Contingent Payment Date.
Payment at Maturity	If the Securities have not been automatically redeemed prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•  if the Final Commodity Price is greater than or equal to the Downside Threshold Level, (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Payment with respect to the final Determination Date;

• if the Final Commodity Price is less than the Downside Threshold Level, (i) the Stated Principal Amount times (ii) the Commodity Performance Factor.
If the Final Commodity Price declines below 80% of the Initial Commodity Price, you will be exposed to that decline on a 1 to 1 basis and you could lose your entire investment.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Downside Threshold Level	, which is 80% of the Initial Commodity Price.
Commodity Performance Factor	A fraction, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Commodity Price
On any day, the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such day.

Reuters and various other third party sources may report the official settlement price of the Underlying Commodity. If any such reported price differs from that as determined by the Relevant Exchange, the price published by the Relevant Exchange will prevail.

Initial Commodity Price
         , which is the Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be, subject to the succeeding paragraph below, the Commodity Price on the next Trading Day on which no Market Disruption Event occurs.

If there is a Market Disruption Event on the Pricing Date, the Initial Commodity Price will be determined in accordance with the mechanics described in the second paragraph under “––Determination Dates” below.

If the Initial Commodity Price as finally published by the Relevant Exchange, as determined by the Calculation Agent, differs from the Initial Commodity Price specified in this pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the final Determination Date, as determined by the Calculation Agent.
Determination Dates
November     , 2011, February    , 2012, May     , 2012 and August     , 2012 (the final Determination Date); provided that if any scheduled Determination Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Determination Date, the Determination Date will be postponed and the Commodity Price for the relevant Determination Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, subject to the next succeeding paragraph.

If a Market Disruption Event has occurred with respect to the Underlying Commodity on each of the three consecutive Trading Days immediately succeeding any Determination Date, the Calculation Agent will determine the Commodity Price as of such Determination Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of the relevant Determination Date will be the arithmetic mean of such quotations. Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Market Disruption Event	Market Disruption Event means any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, in each case, as determined by the Calculation Agent.
Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.
Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption
Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price on any day that would otherwise be a Determination Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Relevant Exchange
Relevant Exchange means the ICE Futures Europe or, if the ICE Futures Europe is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding the Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Agent	Morgan Stanley & Co. LLC (MS & Co.)
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Final Commodity Price, the Determination Commodity Price, the Contingent Quarterly Payment, if any, due to you with respect to each Determination Date, whether the Securities will be redeemed following any Determination Date, whether a Market Disruption Event has occurred, and, if the Securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity.  See “––Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated as if the date of such acceleration were the final Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high and low Commodity Prices, as well as end-of-quarter Commodity Prices, of the Underlying Commodity for each quarter in the period from January 1, 2006 through August 8, 2011.  The related graph plots the daily Commodity Prices for the Underlying Commodity in the same period.  The Commodity Price on August 8, 2011 was $103.72.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Commodity Price on each Determination Date will be determined with reference to the official settlement price of the Underlying Commodity, as determined pursuant to “––Commodity Price” above, rather than the prices published by Bloomberg Financial Markets on each such date.  The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if the Final Commodity Price has declined below the Downside Threshold Level, you will lose some or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be redeemed prior to maturity or that, if the Securities are not redeemed, the Final Commodity Price will be at or above the Downside Threshold Level so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the Securities. The Underlying Commodity may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

Brent Blend Crude Oil High and Low Commodity Prices and End-of-Quarter Commodity Prices January 1, 2006 through August 8, 2011
	High	Low	Period End
2006
First Quarter	66.59	58.15	65.91
Second Quarter	74.64	65.91	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter (through August 8, 2011)	118.78	103.72	103.72

Brent Blend Crude Oil Daily Commodity Prices January 1, 2006 through August 8, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agents’ commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that will be included in the Original Issue Price. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price and, as a result, the Downside

Threshold Level at or above which the Commodity Price must be on any Determination Date in order for you to receive the Contingent Quarterly Payment with respect to that Determination Date or, if the Securities are not redeemed prior to the Maturity Date, in order for you to avoid being exposed to the negative performance of the Underlying Commodity at maturity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Determination Dates.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Securities, whether the Securities are called early, or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $15.00 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments related to the Underlying Commodity in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;
(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred

Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Pursuant to the terms of the Securities, you agree to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.
Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Quarterly Payment.  Any contingent quarterly payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled. Any such gain or loss should be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat a Security as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon early redemption or settlement of a Security would be treated as ordinary income.  In addition, such a Security would be treated as issued with original issue discount equal to the difference between the Security’s stated redemption price at maturity and its issue price, and as a result (1) gain recognized by a U.S. Holder upon sale or exchange of the Security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual method U.S. Holders (and cash method U.S. Holders that elect to apply an accrual method of tax accounting to the Securities) would be required to accrue as ordinary income original issue discount over the term of the Security before maturity.  However, the amount of accrued original issue discount would be unclear because the amount payable at maturity of the Security is not known as of the issue date.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange, early redemption or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.